Exhibit 3.12

CERTIFICATE OF FORMATION

OF

THE BUICK RESOURCE RECYCLING FACILITY LLC

1.  The name of the limited liability company is The Buick Resource Recycling Facility LLC.

2.  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of The Buick Resource Recycling Facility LLC this 20th day of May, 2002.

/s/ Daniel E. Baron
Daniel E. Baron, Esq.
Authorized Person